FUQI International, Inc. Reports First Quarter 2008 Financial Results

-- 1Q08 Revenues Increased 177% to $77.6 Million
-- 1Q08 Net Income Increased 237% to $6.4 Million, or $0.31 per Diluted Share
-- Company Raises Fiscal 2008 Revenue, Net Income and Diluted EPS Forecast

SHENZHEN, China, May 15 /Xinhua-PRNewswire-FirstCall/ -- FUQI International, Inc. (Nasdaq: FUQI - News) today announced financial results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 increased 177% to $77.6 million from $28.0 million in the first quarter of 2007, due to increases in sales volumes and selling prices.

Gross profit in the first quarter of 2008 increased 175% to $8.8 million compared to $3.2 million for the same period in the prior year. This increase in gross profit was primarily attributable to higher selling prices for new jewelry designs as well as a generally more favorable market environment in the precious metal jewelry market, which resulted in increased processing fees on jewelry items delivered during the first quarter.

Gross profit margin for the first quarter increased slightly to 11.36% in the first quarter of 2008, up from 11.32% in the same period of the prior year. This increase was primarily due to higher selling prices, as well as increased design and processing fees.

Operating expenses in the first quarter of 2008 increased to $1.9 million compared to $615,000 in the same period of the prior year. This increase was a result of higher administrative expenses required to support a growing revenue base, as well as higher advertising costs, business taxes, options granted and increased salaries to certain executives, as well as expenses incurred as a result of being a publicly traded company. Operating income for the first quarter increased to $6.9 million from $2.5 million in the first quarter of 2007.

Net Income for the first quarter of 2008 increased 237% to $6.4 million, or $0.31 per diluted share, compared to $1.9 million, or $0.12 per diluted share, in the same period of the prior year. Net margin was 8.2% compared to 6.7% in the prior year period. Non-cash items in the first quarter included a $149 thousand expense for equity based compensation and a $231 thousand retail barter revenue gain. (Barter exchanges are incurred when retail customers trade-in their jewelry to obtain barter credits that can be used in lieu of cash to buy jewelry products at the Company's retail counters). First quarter 2008 net income also benefited from an $840 thousand non-operating income derivative gain associated with gold futures the Company purchased to hedge against its inventory position during the quarter.

At the end of the first quarter, the Company had cash of $28.9 million, versus $63.3 million of cash at the end of 2007. The primary use of cash during the first quarter was for investment in inventory to meet expected demand. Inventory at the end of the first quarter was $64.2 million, up from $29.6 million at the end of 2007. In addition to the Company anticipating increased demand for its jewelry products in the second quarter, it is a standard industry practice in China for top manufacturers to maintain a sufficient level of inventory in order to attract larger orders from leading customers. Since the end of the first quarter, the Company's current inventory position has decreased by approximately one third and its cash position has risen by a relatively equal amount. Management believes it is critical to have enough inventory on hand at all times to meet demand, and will keep its inventory at varying levels that will allow the Company to be ready to leverage growing demand in the market while at the same time limit its exposure to the fluctuation of precious metal prices.

Mr. Yu Kwai Chong, Chairman of Fuqi International commented, ''We are pleased with our results for the first quarter, which exceeded our expectations. We continue to see increasing demand for our products, and larger orders from our existing customers. We will continue to build the necessary foundation so that we are ready to meet our customers' expectations, and we remain committed to our goal of building the leading provider of luxury jewelry products in China.''

2008 Financial Outlook

For the full year 2008, the Company is increasing its wholesale revenue, net income and diluted earnings per share estimates. It now expects total wholesale revenue of approximately $305 - $315 million, net income of $21.9 - $23.0 million, and diluted EPS of $0.98 - $1.04, based on a weighted average share count of 22.2 million shares. In 2008, the Company expects long term wholesale gross margin of 10.5%, with additional gross margin upside as its branded retail business becomes more meaningful to overall sales.

For the second quarter, the Company anticipates total wholesale revenue of approximately $62 - $64 million, which would represent a year-over-year increase of approximately 136% to 144%, respectively. Net income in the second quarter is expected to be in the range of $4.5 - $4.6 million, or $0.20 - $0.21 per diluted share, based on a weighted average share count of 22.2 million shares. Gross margin for the second quarter is expected to be approximately 10.5%, and net margin is expected to be approximately 7.2%.

Mr. Chong continued, ''We are excited about the opportunities we see ahead of us, especially in light of our pending acquisition of Temix, which is expected to begin contributing to Fuqi revenues in the third quarter, once we have all necessary government approvals. Temix will allow us to quickly ramp up our retail strategy, by bringing 45 counters and 5 stores on board. Our strong capital position has given us the opportunity to expand into the retail markets through the Temix acquisition, and we will continue to manage our balance sheet to optimize opportunities and value for the business. We have ramped up the necessary inventory to enable us to quickly meet customer demand, which continues to grow, and we are committed to maintaining the right balance sheet for our business.''

Mr. Chong concluded, ''Understanding that the second quarter tends to be our seasonally mildest quarter, we remain very encouraged by the growth trajectory we are seeing. We believe that through our rational balance sheet, our strong management team and now the addition of Temix, we have put in place the infrastructure that will help to make Fuqi the leading wholesale and retail company in our market.''

Conference Call

The Company will conduct a conference call to discuss the first quarter 2008 results today, Thursday, May 15, 2008 before the market open at 8:30 am ET. Listeners may access the call by dialing # 913-312-1304. To listen to the live webcast of the event, please go to http://www.viavid.net . A replay of the call will be available through May 22, 2008. Listeners may access the replay by dialing # 719-457-0820; Passcode: 8304996.

About FUQI International, Inc.

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the vulnerability of the Company's business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company's products; changes in the laws of the PRC that affect the Company's operations; the Company's recent entry into the retail jewelry market; competition from competitors; the Company's ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company's securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words ''believe,'' ''enable,'' ''may,'' ''will,'' ''could,'' ''intends,'' ''estimate,'' ''anticipate,'' ''plan,'' ''predict,'' ''probable,'' ''potential,'' ''possible,'' ''should,'' ''continue,'' and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

(Financial Tables on Next Page)

Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$77,566,359	$27,960,269

Cost of sales	68,754,984	24,796,149

Gross profit	8,811,375	3,164,120

Operating expenses:
Selling and marketing	397,396	193,757
General and administrative	1,509,177	421,512

Total operating expenses	1,906,573	615,269

Income from operations	6,904,802	2,548,851

Other income (expenses):
Interest expense	(363,220)	(247,167)
Interest income	8,959	--
Change of fair value of inventory loan
payable	--	(41,161)
Gain from derivative instrument	840,522	--
Miscellaneous	126,782	--

Total other income (expenses)	613,043	(288,328)

Income before provision for income taxes	7,517,845	2,260,523

Provision for income taxes	1,122,772	377,319

Net income	6,395,073	1,883,204

Other comprehensive income - foreign
currency translation adjustments	3,966,733	110,060

Comprehensive income	$10,361,806 $	1,993,264

Earnings per share - basic	$0.31 $	0.15

Earnings per share - diluted	$0.31 $	0.12

Weighted average number of common shares
- Basic	20,924,843	12,257,624

Weighted average number of common shares
- Diluted	20,924,843	15,729,008

Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash	$28,856,716	$63,293,653
Restricted cash	--	410,700
Accounts receivable, net of allowance
for doubtful accounts of $729,000 and
$470,000 for 2008 and 2007	29,469,886	23,864,141
Refundable value added taxes	7,694,254	2,094,946
Inventories	64,150,655	29,639,236
Prepaid expenses and other current assets	1,563,868	1,700,432
Deferred taxes	1,893,774	79,402
Total current assets	133,629,153	121,082,510

Property, equipment, and improvements, net	1,779,011	1,495,861
Deposits	101,681	97,706
Other assets	38,941	38,513

	$135,548,786	$122,714,590
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$14,247,044	$15,743,504
Line of Credit	1,424,704	1,369,000
Accounts payable and accrued liabilities	1,217,277	662,662
Accrued business tax	176,391	498,792
Customer deposits	7,678,672	5,278,534
Income tax payable	3,034,686	1,902,443
Total current liabilities	27,778,774	25,454,935

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value,
5,000,000 shares authorized, none
issued and outstanding	--	--
Common stock, $0.001 par value, 100,000,000
shares authorized and 20,924,843 shares
issued and outstanding for 2008 and 2007	20,925	20,925
Additional paid in capital	77,597,906	77,449,355
Accumulated foreign currency translation
adjustments	6,951,768	2,985,035
Retained earnings	23,199,413	16,804,340

Total stockholders' equity	107,770,012	97,259,655

	$135,548,786 $	122,714,590

Condensed Consolidated Statements of Cash Flows (Unaudited)
Increase (Decrease) in Cash

	Three Months Ended March 31,
	2008	2007
Cash flows provided by operating activities:
Net income	$6,395,073	$1,883,204
Adjustments to reconcile net income to net
cash provided by (used for) operating
activities:
Depreciation and amortization	104,232	79,417
Change of fair value of inventory loan
payable	--	41,161
Bad debt	237,928	39,995
Stock based compensation expense	148,551	--

Changes in operating assets and liabilities:
Accounts receivable	(4,817,841)	49,256
Refundable value added taxes	(5,448,855)	(1,248,343)
Inventories	(32,911,543)	(8,396,043)
Prepaid expenses and other current assets	194,923	76,057
Deposits related to borrowings on notes
payable	--	642,276
Deferred taxes	(1,789,723)	(12,173)
Other assets	1,126	1,031
Accounts payable, accrued expenses, accrued
business tax, and accrued estimated
penalties	(285,464)	221,495
Customer deposits	2,158,525	1,606,579
Inventory loan payable	--	662,446
Income tax payable	1,043,382	344,426
Net cash used for operating activities	(34,969,686)	(4,009,216)

Cash flows provided by (used for) investing
activities:
Purchase of property, equipment and
improvements	(81,722)	(7,638)
Decrease (Increase) in restricted cash	422,357	(387,047)
Net cash provided by (used for) investing
activities	340,635	(394,685)

Cash flows provided by (used for) financing
activities:
(Repayments to)Proceeds from short-term
borrowing	$(2,111,784)	$1,935,234
Proceeds from loans borrowed from
stockholder	--	202,272
Repayments to loans payable to stockholder	--	(508,249)
Net cash (used for) provided by financing
activities	(2,111,784)	1,629,257

Effect of exchange rate changes on cash	2,303,898	122,789

Net decrease in cash	(34,436,937)	(2,651,855)

Cash, beginning of the period	63,293,653	13,354,981

Cash, end of the period	$28,856,716	$10,703,126

Supplemental disclosure of cash flow
information:

Interest paid	$296,120	$231,172

Income taxes paid	$1,869,312	$45,067

Non-cash disclosure:

Non monetary exchanges related to certain
retail sales	$231,472	$--